As filed with the Securities and Exchange Commission on November 10, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Micrel, Incorporated

(Exact name of Registrant as specified in its charter)

California	94-2526744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2180 Fortune Drive

San Jose, California 95131

(408) 944-0800

(Address of Principal Executive Offices including Zip Code)

Micrel, Incorporated 2003 Incentive Award Plan

Micrel, Incorporated 2006 Employee Stock Purchase Plan

(Full title of the plans)

Copies to:

Raymond D. Zinn President and Chief Executive Officer Micrel, Incorporated 2180 Fortune Drive San Jose, California 95131 (408) 944-0800	Patrick A. Pohlen, Esq. Latham & Watkins 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount Of Registration Fee
Common Stock, no par value	7,500,000(2)(5)	$7.56	$56,700,000.00	$2,228.31
Common Stock, no par value	1,933,959(3)(5)	$7.56	$14,620,730.04	$574.59
Total	9,433,959(5)		$71,320,730.04	$2,802.90

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s 2003 Incentive Award Plan and 2006 Employee Stock Purchase Plan (“ESPP”) being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 7,500,000 additional shares of Common Stock reserved for issuance pursuant to awards which may be granted under the 2003 Incentive Award Plan.

(3)	Represents 1,933,959 shares of Common Stock available for future issuance under the ESPP.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high ($7.89) and low ($7.22) prices for the Registrant’s Common Stock reported by the Nasdaq Global Select Market on November 5, 2008.

(5)	Each share of Common Stock being registered hereunder, if issued prior to the termination by the Registrant of its Rights Agreement, will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the Common Stock.

This Registration Statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

REGISTRATION OF ADDITIONAL SECURITIES

By a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 5, 2003, Registration No. 333-105862 (the “First 2003 Incentive Award Plan Registration Statement”), the Registrant registered 6,567,278 shares of its Common Stock issuable under the 2003 Incentive Award Plan. The Registrant is hereby registering an additional 7,500,000 shares of Common Stock issuable under the 2003 Incentive Award Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2003 Incentive Award Plan and the ESPP, as applicable, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by the Registrant with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which were filed with the Commission, are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on February 28, 2007, and as amended on Form 10-K/A filed with the Commission on April 29, 2008, including all material incorporated therein by reference.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 9, 2008, on Form 10-Q for the quarter ended June 30, 2008, filed with the Commission on August 8, 2008 and on Form 10-Q for the quarter ended September 30, 2008, filed with the Commission on November 7, 2008, including all material incorporated therein by reference.

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 22, 2008, March 28, 2008, April 7, 2008, April 18, 2008, April 28, 2008, August 13, 2008, September 23, 2008 and October 7, 2008.

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 6, 1994 (File No. 000-2526), and Form 8-A filed with the Commission on April 7, 2008 (File No. 001-34020), including all material incorporated therein by reference and including any amendment or report subsequently filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s Restated Articles of Incorporation (the “Articles”) provide that the liability of the Registrant’s directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Pursuant to Section 317 of the California Corporations Code, or CCC, a corporation generally has the power to indemnify directors and officers against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions provided they acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. California law also empowers a corporation to purchase and maintain insurance on behalf of directors and officers against any liability arising out of their capacity or status as such, whether or not the corporation would have the power to indemnify the directors and officers against such liability under Section 317 of the CCC.

Consistent with Section 204(a)(10) of the CCC, each director will continue to be subject to liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders, (vi) under Section 310 of the CCC (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the CCC (concerning directors’ liability for improper dividends, loans and guarantees). In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief will remain available under California law. This provision also does not affect a director’s responsibilities under any laws, such as the federal securities laws or state or federal environmental laws.

The Articles also authorize the Registrant to indemnify its agents (as defined in Section 317 of the CCC), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. The Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by the CCC. The Registrant is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

The Registrant has entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also sets forth certain procedures that will apply in the event of a claim for indemnification. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

See the Index to Exhibits on page 8.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Jose, State of California, on this 10th day of November, 2008.

MICREL, INCORPORATED

By:	/s/ Robert J. Barker
Robert J. Barker Interim Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert J. Barker and J. Vincent Tortolano, jointly and severally, his attorneys-in-fact and agents, each with power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Raymond D. Zinn Raymond D. Zinn	President, Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)	November 10, 2008

/s/ Robert J. Barker Robert J. Barker	Interim Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	November 10, 2008

/s/ Daniel A. Artusi Daniel A. Artusi	Director	November 10, 2008

/s/ Michael J. Callahan Michael J. Callahan	Director	November 10, 2008

Signature	Title	Date

/s/ Neil J. Miotto Neil J. Miotto	Director	November 10, 2008

/s/ Frank W. Schneider Frank W. Schneider	Director	November 10, 2008

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION

4.1	Certificate of Determination of Series A Participating Preferred Stock of Micrel, Incorporated, classifying and designating the Series A Participating Preferred Stock, as filed March 28, 2008 with the Secretary of State of the State of California (1)

4.2	Micrel, Incorporated 2003 Incentive Award Plan (2)

4.3	Micrel, Incorporated 2006 Employee Stock Purchase Plan (3)

4.4	Rights Agreement, dated as of March 24, 2008, between Micrel, Incorporated and Mellon Investor Services LLC, as Rights Agent, which includes the form of Certificate of Determination of the Series A Participating Preferred Stock of Micrel, Incorporated as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (4)

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

(1)	Incorporated by reference to exhibit 3.5 filed with the Company’s report on Form 8-K, filed with the Securities and Exchange Commission on March 28, 2008.

(2)	Incorporated by reference to appendix A filed with the Company’s Definitive Proxy Statement on Schedule 14A dated August 29, 2008.

(3)	Incorporated by reference to appendix A filed with the Company’s Definitive Proxy Statement on Schedule 14A dated April 19, 2006.

(4)	Incorporated by reference to exhibit 4.2 filed with the Company’s report on Form 8-K, filed with the Securities and Exchange Commission on March 28, 2008.